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                                                                   Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends For the five years ended December 31, 2000 and the three months ended March 31, 2001 (in thousands)

                                                                                                                  Three Months
                                                                                                                  Ended
                                                                     Year Ended December 31,                      March 31,
                                                    -----------------------------------------------------------
                                                                                                                  ---------
                                                      1996         1997        1998        1999         2000         2001
                                                    ---------    ---------   ---------   ---------    ---------   ---------
EARNINGS, AS DEFINED

Net Income (Loss) before Preferred
   Dividends(2)                                     $  (1,609)   $  19,368   $  44,602   $  50,286    $  38,869   $  10,036
Extraordinary items                                       186          843       1,400        (984)       7,910         763
Minority Interest                                         292        1,119       2,550       3,647        2,157         587
Fixed Charges                                           3,913        9,668      53,289      64,782       63,281       8,876
                                                    ---------    ---------   ---------   ---------    ---------   ---------
                                                    $   2,782    $  30,998   $ 101,841   $ 117,731    $ 112,217   $  20,262
                                                    ---------    ---------   ---------   ---------    ---------   ---------
FIXED CHARGES AND PREFERRED DIVIDENDS, AS DEFINED

Interest Expense                                    $   3,913    $   9,668   $  53,289   $  64,782    $  63,281   $   8,876
Capitalized Interest                                       --           --       1,108       2,675        3,777       1,532
Preferred Dividends                                        --           --      20,620      22,280       20,713       4,891
                                                    ---------    ---------   ---------   ---------    ---------   ---------
                                                    $   3,913    $   9,668   $  75,017   $  89,737    $  87,771   $  15,299
RATIO OF EARNINGS TO FIXED CHARGES(3)
                                                         0.71(1)      3.21        1.87        1.75         1.67        1.95
                                                    ---------    ---------   ---------   ---------    ---------   ---------
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   DIVIDENDS(3)
                                                         0.71(1)      3.21        1.36        1.31         1.28        1.32
                                                    ---------    ---------   ---------   ---------    ---------   ---------

(1) For the twelve months ended December 31, 1996, earnings were insufficient to cover fixed charges by $1,131.

(2) Net Income (Loss) before Preferred Dividends includes depreciation and amortization expense as a deduction.

(3) Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends includes depreciation and amortization expense as a deduction from earnings.




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